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                                                                   Exhibit 10.48

                        RESTRICTED SHARE UNITS AGREEMENT
                        --------------------------------

     Cardinal Health, Inc, an Ohio corporation (the "Company"), on October 16, 1996, granted to Robert D. Walter (the "Grantee"), 7,800 (which as of the date of this Agreement have been split adjusted to equal 26,323) Common Shares in the Company (the "Restricted Shares"). The Company and Grantee desire to cancel the Restricted Shares and grant to Grantee 26,323 Restricted Share Units (the "Restricted Share Units" or "Award"), representing an unfunded unsecured promise of the Company to deliver Common Shares to the Grantee as set forth herein. The Restricted Shares are thus hereby cancelled and forfeited. The Restricted Share Units are being granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the "Plan"), and shall be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to all provisions of this agreement. Capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

     1. VESTING. The Restricted Share Units shall vest in accordance with the following schedule (which dates shall be "Vesting Date(s)"):

Vesting Date                                         % of Restricted Share Units
------------                                         ---------------------------
October 16, 2001                                              14.286%
October 16, 2002                                              42.858%
October 16, 2003                                              14.286%
October 16, 2004                                              14.286%
October 16, 2005                                              14.286%
                                                              -------

         Total                                                   100%

     2. PURCHASE PRICE. The purchase price of the Restricted Share Units shall be $-0-.

     3. TRANSFERABILITY. The Restricted Share Units shall not be transferable.

     4. TERMINATION OF SERVICE. Unless otherwise determined by the Committee at or after grant or termination and except as set forth below, if the Grantee's Continuous Service (as defined below) to the Company and its subsidiaries (collectively, the "Cardinal Group") terminates prior to the vesting of the Restricted Share Units, all of the Restricted Share Units that have not vested shall be forfeited by the Grantee. If the Grantee's Continuous Service terminates prior to the vesting of all of the Restricted Share Units by reason of the Grantee's death, by the Grantee for "Good Reason" or by the Company other than for "Cause" (as each such term is defined in the Employment Agreement to be entered into between the Grantee and the Company (the "Employment Agreement")), then the restrictions with respect to all of the Restricted Share Units shall lapse and such shares shall not be forfeited. If, prior to the vesting of all of the Restricted Share Units, the Grantee suffers a "Disability" (as defined in the Employment Agreement) or the Grantee's employment is terminated by reason of his retirement at any time after June 30, 2004, then, for purposes of the vesting of the Restricted Share Units, the Grantee shall be treated as a consulting employee and the Restricted Share Units shall continue to vest in accordance with the vesting schedule set forth in Section 1 above, provided that the Grantee and the Company enter into a mutually acceptable agreement pursuant to which the Grantee will continue as a consulting employee from the Disability Effective Date (as defined in the Employment Agreement) or the retirement date, as applicable, through October 16, 2005 (notwithstanding any later date set forth in the Employment Agreement). For purposes

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of this agreement, the term "Continuous Service" shall mean the absence of any interruption or termination of service as an employee or director of any entity within the Cardinal Group.

     5. PROHIBITED CONDUCT. The Grantee hereby agrees to comply with the covenants to be set forth in Section 9 of the Employment Agreement, as if such covenants were set forth herein in their entirety. For purposes of this Agreement, a violation of Section 9(b), (c), (f) or (g) of the Employment Agreement shall constitute "Triggering Conduct" and a violation of Section 9(d) or (e) of the Employment Agreement shall constitute "Competitor Triggering Conduct."

     Grantee acknowledges and agrees that the provisions contained in this
Section 5 are being made for the benefit of the Company in consideration of Grantee's receipt of the Restricted Share Units, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units and execution of this agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the Restricted Share Units to Grantee without including this Section 5.

     No provision of this agreement shall diminish, negate, or otherwise impact any separate noncompete agreement to which Grantee may be a party.

     6. PAYMENT. On the later to occur of (a) the Grantee's 62nd birthday or (b) the first date on which the Grantee would not be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or on such earlier date as may be approved by the Board of Directors of the Company, the Grantee shall be entitled to receive from the Company (without any payment on behalf of the Grantee) the Company Common Shares represented by this Award.

     7. DIVIDENDS. The Grantee shall not receive cash dividends on the Restricted Share Units but instead shall receive a cash payment from the Company on each cash dividend payment date of the Company in an amount equal to the dividends that would have been paid on the Company Common Shares represented by the Restricted Share Units.

     8. SPECIAL FORFEITURE/REPAYMENT RULES. If the Grantee engages in Triggering Conduct or Competitor Triggering Conduct prior to the second anniversary of the last Vesting Date, then, subject to Grantee's rights of Due Process (as defined in the Employment Agreement): (a) the Restricted Share Units (or any part thereof that have not vested) shall immediately and automatically terminate, be forfeited, and shall cease to vest at any time; and (b) the Grantee shall, within 60 days following written notice from the Company, pay to the Company an amount equal to the gross gain realized or obtained by the Grantee resulting from any vesting of such Restricted Share Units which has occurred within the immediately preceding two years, measured at the date of vesting (i.e., the market value of the Restricted Share Units on the vesting date), less $1.00; provided, the Grantee shall not be deemed to have engaged in Triggering Conduct or Competitor Triggering Conduct until he shall have been afforded Due Process. The Grantee may be released from Grantee's obligations under this Section 8 only if the Committee (or its duly appointed agent) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Section 8 constitutes a so-called "non-compete" covenant. However, this Section 8 does prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including but not limited to the Grantee's acceptance of employment with a Competitor. No provision of this agreement shall diminish, negate, or otherwise impact any separate noncompete agreement to which Grantee may be a party. Grantee acknowledges and agrees that the provisions contained in this Section 8 are being made for the benefit of the Company in consideration of Grantee's receipt of the Restricted Share Units, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units


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and execution of this agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the Restricted Share Units to Grantee without including this Section 8.

     9. NO SHAREHOLDER RIGHTS. The Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, the Grantee shall not have the right to vote the Common Shares represented by the Restricted Share Units.

     10. WITHHOLDING TAX. The Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units or, in lieu thereof, to withhold a sufficient amount of Common Shares underlying the Restricted Share Units to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Common Shares, the amount withheld shall not exceed the minimum required by applicable law and regulation.

     11. LAW/VENUE. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this agreement hereby consent to personal jurisdiction of such courts. The Grantee acknowledges that the covenants contained in Sections 5 and 8 of this agreement are reasonable in nature, are fundamental for the protection of the Company's legitimate business and proprietary interests, and do not adversely affect the Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of Sections 5 or 8 of this agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief as provided under Section 9 of the Employment Agreement. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

                                                CARDINAL HEALTH, INC.
DATE OF AGREEMENT:  October 15, 2001            By: /s/ Paul S. Williams
                                                    ---------------------------
                                                Title: Executive Vice President
                                                       ------------------------

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                             ACCEPTANCE OF AGREEMENT
                             -----------------------

     The Grantee hereby: (a) acknowledges that he has received a copy of the Plan, a copy of the Company's most recent Annual Report and other communications routinely distributed to the Company's shareholders, and a copy of the Plan Description dated August 8, 2001 pertaining to the Plan; (b) accepts this agreement and the Restricted Share Units granted to him under this agreement subject to all provisions of the Plan and this agreement; (c) represents and warrants to the Company that he is purchasing the Restricted Share Units for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Common Shares delivered in respect of the Restricted Share Units shall be made unless the Common Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration:

                                           /s/ Robert D. Walter
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                                           Grantee's Signature


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                                           Grantee's Social Security Number



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